Exhibit 99.1
Commercial Vehicle Group (CVG) Appoints Andy Cheung as Executive Vice President and Chief Financial Officer
Cheung brings with him 25 years of global experience in finance and general management across industries including the automotive and building products sectors.
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NEW ALBANY, Ohio, September 14, 2022 (Newswire.com) - CVG announced today that Andy Cheung has been appointed to the role of Executive Vice President and Chief Financial Officer, effective October 11, 2022.
Prior to this appointment, Cheung spent more than 25 years at Johnson Controls, progressing through a variety of roles and departments including positions in finance, general management, procurement, and corporate development. He has held a number of senior-level positions throughout his career, and lived and worked in Japan, China, Belgium, and the United States during his tenure. Cheung is joining CVG directly from Johnson Controls where he was most recently serving as Vice President & Chief Financial Officer of Global Products.
“Andy will play an important role in CVG’s transformation,” said CVG President and CEO Harold Bevis. “He has a proven record of building strong teams and delivering results. Andy has extensive experience with acquisitions, joint ventures and partnerships which will prove valuable as CVG enters its next phase of profitable diversified growth.”
“I believe the size, global platform, and diversification of CVG’s offerings poise the company for significant growth over the next few years,” said Cheung. “I’m eager to put my experience to immediate use and become part of CVG’s journey into the future, especially as the company continues focusing on the electric vehicle and automation industries.”
Cheung will replace Christopher Bohnert, who resigned from the role of CFO and is expected to remain with the company in a different role until the end of the year and assist in a smooth leadership transition.
Cheung was born in Hong Kong and received his Bachelor of Business Administration in Accounting from Hong Kong University of Science & Technology, and an MBA from the University of Chicago. Mr. Cheung is also a Certified Public Accountant (inactive status).
About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about our company and products are available at www.cvgrp.com.
Media Contact
Sarah Littlefield
PR Specialist
Sarah.Littlefield@cvgrp.com

Source: Commercial Vehicle Group Inc.
About Commercial Vehicle Group

CVG is a global provider of components, assemblies and systems to the traditional commercial vehicle market, the electric vehicle market, and the warehouse automation market.
http://cvgrp.com

Company Address

Commercial Vehicle Group
7800 Walton Pkwy
New Albany, OH 43054
United States

Original Source: www.newswire.com